AMENDED AND RESTATED
SCHEDULE I to the
MONEY MANAGER AGREEMENT

THIS AMENDMENT is entered into as of March 7, 2013, between Mission Value Partners, L.L.C. (the Manager) and
TIFF Investment Program, Inc. for its TIFF Multi-Asset
Fund (the Fund).

RECITALS

WHEREAS, the Manager and the Fund are parties to that certain Money Manager Agreement dated as of June 1, 2010
(the Agreement) pursuant to which the Manager serves as investment adviser to the Fund; and WHEREAS, pursuant to Section 11 of the Agreement, the parties hereto desire to amend and restate Schedule 1 to the Agreement to update the fee schedule.
NOW, THEREFORE, intending to be legally bound, the parties hereto agree as follows:

1.	Amendment.

Schedule I to the Agreement is hereby deleted in its entirety and replaced with the Amended and Restated Schedule I attached hereto.

2.	Miscellaneous.

(a)	This Amendment shall be effective as of
March 7, 2013.
(b)	Except as amended hereby, the Agreement
shall remain in full force and effect.
(c)	All capitalized terms used herein and not
otherwise defined herein shall have the
meanings ascribed to them in the
Agreement.
(d)	This Amendment may be executed in two or
more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by its duly authorized officer, as the case may be, as of the date and year first above written.

On behalf of Fund by the		On behalf of
TIFF INVESTMENT PROGRAM, INC.		Mission Value Partners, L.L.C.


By:  		Kelly A. Lundstrom 	By:		Andrew McDermott

Name: 		Kelly A. Lundstrom	Name:  		Andrew McDermott

Title:		Vice President		Title:   	President




Amended and Restated
Schedule I
Dated as of March 7, 2013

to the

Money Manager Agreement (the Agreement)
Dated as of June 1, 2010


Between

Mission Value Partners, L.L.C. (the Manager) and
TIFF Investment Program, Inc. for its TIFF Multi-Asset
Fund (the Fund)


As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to the Agreement, the Fund will pay the Manager a fee as set forth below.

The Fund will pay the Manager (i) an asset based fee (the
Investment Management Fee) plus (ii) a performance based fee
(the Performance Based Fee), each as described below.

Capitalized terms used throughout this schedule shall have the meanings given to them in the Agreement or as otherwise defined herein.

Definitions Related to Fee Calculations

Average Net Assets: Average Net Assets means the average of the daily net asset values (gross of expenses except custodian transaction charges) of the Managed Assets for the applicable period.

Base Fee Rate: The Base Fee Rate is a blended rate calculated by applying:
	1.00% on the first $100,000,000 of TIFF Assets;
	0.75% on the next $100,000,000 of TIFF Assets;
	0.50% on the next $100,000,000 of TIFF Assets;
	0.25% on all TIFF Assets in excess of $300,000,000;

summing the result of each
calculation and dividing by TIFF
Assets to determine an effective
fee rate, which shall be the Base
Fee Rate.

Excess Return: Excess Return is the arithmetic difference between the annualized performance of the Managed Assets during the applicable period, calculated geometrically, and the annualized performance of the Hurdle during the same period, calculated geometrically.

Final Performance Period: With respect to a complete withdrawal of Managed Assets by the Fund during the Transitional Period, the Final Performance Period shall be the period commencing on the Start Date through the date of the complete withdrawal of the Managed Assets from the Manager. With respect to a complete withdrawal of Managed Assets by the Fund during the Post-Transitional Period, the Final Performance Period shall be the period that is 36 full calendar months prior to the date of the complete withdrawal of the Managed Assets from the Manager plus the partial month through such withdrawal date.

Hurdle: The Hurdle for any period is the average monthly change in CPI Urban Consumers Index (as reported by the U.S Bureau of
Labor Statistics in the month in which the Performance Based Fee for such period is calculated and paid) in the 36 months ending in the month containing the end date of the period, multiplied by 12, with the result of the calculation rounded to the nearest tenth of a percent, plus the Spread. The Fund and the Manager may determine this method for calculating the Hurdle has become unsatisfactory, in which case it may be amended in accordance with section 11 of the Agreement.

Mission Value Assets: Mission Value Assets for any period means the average of the total assets under management of the Manager and any of its affiliates at the end of each of the last twelve months of the period.

Post-Transitional Period: The Post-Transitional Period shall commence on the first day of the month that immediately follows the last day of the Transitional Period.

Spread:  If Mission Value Assets are...
	Less than or equal to $500,000,000, 		the Spread is 2.00%;
	Greater than $500,000,000 up to $750,000,000,	the Spread is 3.00%;
	Greater than $750,000,000, 			the Spread is 4.00%.

Start Date: The Start Date is the first day of the first full calendar month after the month in which the Managed Assets are placed with the Manager. This definition shall apply differently to Managed Assets placed with the Manager on different dates.

TIFF Assets: TIFF Assets for any period means the daily average over the period of the total assets of funds advised by TIFF
Advisory Services, Inc., or its affiliates managed by the Manager or its affiliates, whether through a separate account or an interest in a pooled investment fund offered by the Manager. For assets placed with the Manager by a TIFF vehicle that calculates its net asset value on a daily basis, the average of the daily net asset values of such Managed Assets for the applicable period will be used for these purposes, and for assets placed by a TIFF vehicle or other account that does not calculate its net asset values on a daily basis, the average will be approximated using the value of such Managed Assets at the opening of the applicable period, adjusted by any contributions or withdrawals during the period.

Transitional Period: The Transitional Period shall commence on the Start Date and shall end on the last day of the calendar month in which a full 36 months of performance has been achieved.

Investment Management Fee with respect to Managed Assets.
The Fund will pay the Manager a monthly asset based fee equal to the Base Fee Rate divided by 12 multiplied by the Average Net Assets of the Managed Assets for the month to which the fee relates. The Investment Management Fee will be pro-rated for any period that is less than a full calendar month.

Calculation and Payment of Performance Based Fee with respect to Managed Assets. For each period and upon a complete withdrawal of the Managed Assets, the Performance Based Fee shall be the higher of (i) zero and (ii) the amount determined using the applicable formula set forth below. The Performance Based
Fee shall be payable annually in arrears commencing in the month that follows the last calendar month in Period 1 (as defined below) and each year thereafter in the same calendar month of the year or, in the event of a complete withdrawal of Managed Assets, in the month that follows such withdrawal.

Performance Based Fee with respect to Managed Assets-
Transitional Period:

Period 1 (commences on the Start Date and ends on the last day of the 12th full calendar month after the Start Date): (the lesser of (i) Period 1 Excess Return x 10% or (ii) 1.00%) x Period 1 Average
Net Assets.

Period 2 (commences on the Start Date and ends on the last day of the 24th full calendar month after the Start Date): (2 x (the lesser of (i) Period 2 Excess Return x 10% or (ii) 1.00%) x Period 2
Average Net Assets) - Performance Based Fee paid to-date.

Period 3 (commences on the Start Date and ends on the last day of the 36th full calendar month after the Start Date): (3 x (the lesser of (i) Period 3 Excess Return x 10% or (ii) 1.00%) x Period 3
Average Net Assets) - Performance Based Fee paid to-date.

Performance Based Fee with respect to Managed Assets-Post-
Transitional Period:

For each period: (the lesser of (i) the Excess Return for the 36 month period just ended x 10% or (ii) 1.00%) x Average Net
Assets for the 36 month period just ended.

Performance Based Fee with respect to Managed Assets-At
Complete Withdrawal of Managed Assets:

Final Performance Based Fee: ((the lesser of (i) the Excess Return for the Final Performance Period x 10% or (ii) 1.00%) x Average
Net Assets for the Final Performance Period) x (the number of days since the end of the 36 month period to which last annual calculation of the Performance Based Fee related through the withdrawal date / 365); provided, however, that for any complete withdrawal of Managed Assets during the Transitional Period, the Final Performance Based Fee shall be: ((the lesser of (i) the Excess Return for the Final Performance Period x 10% or (ii) 1.00%) x Average Net Assets for the Final Performance Period) x (the number of days since the Start Date through the withdrawal / 365)
- Performance Based Fee paid to-date.




Agreed and Accepted:			Agreed and Accepted:


TIFF Investment Program, Inc.		Mission Value Partners, L.L.C.
for its TIFF Multi-Asset Fund

By:	Kelly A. Lundstrom		By:	Andrew McDermott

Name:	Kelly A. Lundstrom		Name: Andrew McDermott

Title:	Vice President			Title: President